EXHIBIT 10g1



                                GALLAHER LIMITED

                            EXECUTIVE INCENTIVE PLAN

PURPOSE

The purpose of the Plan is to provide an extra immediate incentive to key executives of Gallaher Limited to increase the earnings of Gallaher Limited and its subsidiaries (all of which, where the context so admits, are hereinafter called "Gallaher").

1        Available Amount

         As soon as practicable after the end of the year 1994 and of each year thereafter, and after receipt from Coopers & Lybrand (herein called the "Accountants") of the letter required by the paragraph 4, the contents of which letter shall be binding and conclusive on all persons, there shall be made available for allotment as hereinafter provided an amount equal to 0.389% of Gallaher's adjusted profit from continuing operations.

2        Allotment

         (a) Except as otherwise provided in paragraph 2(c), of the amount made available for allotment for any year, 18 1/2% shall be allotted to the person (or persons) who during such year held the position of Chairman of Gallaher and 13 1/2% to the person (or persons) who during such year held the position of Deputy Chairman of Gallaher, in each case subject to reduction as permitted by paragraph 2(e). If either such position shall have been vacant at any time during the year, the amount to be allotted to the incumbent or incumbents of such position for such year shall be reduced proportionately. If either such position shall have had more than one incumbent during the year, the amount to be allotted in respect of such position shall be divided among the different incumbents in the proportion of their respective periods of incumbency during the year.

                  Except as otherwise provided in paragraph 2(c), of the amount made available for allotment for any year, 68% (except for any part thereof that the Committee determines shall not be allotted) shall be allotted to such individuals among the Eligible Employees (including the surviving spouses or estates of any of them who have died during the said year) and in such amounts as to individuals as the Committee in each case in its sole discretion shall determine, after considering the recommendations of the Chairman and Deputy Chairman of Gallaher with respect thereto. In addition there shall be allottable to Eligible Employees any amount which is not allotted in such year to the Chairman or Deputy Chairman of Gallaher by reason of vacancy at any time during such year in either or both of such positions.

         (b) If the Chairman or Deputy Chairman of Gallaher shall have been an Eligible Employee for any portion of a year for which they are making recommendations with respect to Eligible Employees, they shall recommend that there be allotted to such person for such a period the same percentage of the total allottable to Eligible Employees, adjusted proportionately on the basis of the period of year for which the allotment is being made, as the allotment made to him for the preceding year was of the total allottable to Eligible Employees for that year. If any such person was not an Eligible Employee during such preceding year or if no allotments were made for such year, the amount allottable to him for such period shall be determined by the Committee.

         (c) No amount shall be allotted under this paragraph 2 to any person for any period for which such person is eligible to participate in Incentive Compensation under Article XII of the Bye-Laws of American Brands, Inc. No part of the amount made available for allotment for any year that shall not have been allotted under this paragraph 2 within 60 days after receipt of the letter required by paragraph 4 may be allotted at any subsequent time.

         (d) If at any time there shall be two or more Deputy Chairmen of Gallaher, each such Deputy Chairman shall be regarded as an Eligible Employee and not as a Deputy Chairman for the purposes of the Plan.

         (e) The Committee shall have authority to reduce the amount of any allotment to the Chairman and Deputy Chairman or either of them pursuant to paragraph 2(a) if and to the extent that the Committee deems it appropriate. No part of any such reduction in any allotment shall be available for allotment to any other person.

3        Payment

         Payment of amounts allotted shall be remitted in sterling by Gallaher as soon as practicable.

4        Accountants' Letter

         As soon as practicable after the end of each fiscal year of Gallaher and before distribution of the amounts allotted, the Committee shall obtain a letter from the Accountants who have examined to consolidated financial statements of Gallaher and subsidiaries for such year to the effect that in connection with such examination they have reviewed the determination of the amount available for allotment under the Plan, and that in their opinion such determination has been made in accordance with the provisions of paragraphs 1 and 6(a). The review made by the Accountants shall include comparison of the elements entering into the computation of adjusted profit from continuing operations with the books and records of Gallaher.

5        Duration and Amendment

         The Plan shall be applicable for the year 1994 and subsequent years, provided that the Plan may be amended or terminated by the board of Directors of Gallaher at any time except as to any completed year.

6        Definitions

         (a) "Adjusted profit from continuing operations" for any year means the profit from continuing operations, before taxes on profit, as reflected in Gallaher's annual report and consolidated financial statements for such year, but adjusted to (i) exclude the deduction for incentive compensation made available for allotment under this Executive Incentive Plan,
                  (ii) exclude unrealized gains and losses on securities, and adjust realized gains and losses on trading securities to reflect cost, (iii) exclude restructuring charges or credits, and charges for impaired assets other than those sold in the ordinary course of business, (iv) include the results of operations for such year from businesses classified as "discontinued operations" prior to the disposition dates, and
                  (v) to the extent not adjusted pursuant to items (ii), (iii) or (iv) above, exclude gains or losses included in continuing operations resulting from the sale or writedown of intangible assets, land or buildings, investments in business units and securities resulting from the sale of business units.

         (b) "Committee" means the Incentive Compensation Committee of American Brands, Inc.

         (c) "Eligible Employees" means those key executives of Gallaher designated by the Chairman and Deputy Chairman of Gallaher to participate in the Plan for any year. An employee may not be designated and Eligible Employee as to any period for which he participates in any other bonus or incentive plan of Gallaher.